EXHIBIT 23.1

 F

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Ocean Power Technologies, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-142547 and No. 333-165856) on Form S-8 and the registration statement (No. 333-186181) on Form S-3 of Ocean Power Technologies, Inc. of our report dated July 29, 2014, with respect to the consolidated balance sheets of Ocean Power Technologies, Inc. and subsidiaries as of April 30, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for each of the years in the two-year period ended April 30, 2014, which report appears in the April 30, 2014 Annual Report on Form 10-K of Ocean Power Technologies, Inc.

/s/  KPMG LLP

Philadelphia, Pennsylvania

July 29, 2014